Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact: Laura J. Wakeley, 717-291-2616

Investor Contact: Mark McCollom, 717-327-2567

Source: Fulton Financial Corporation

Fulton Financial Announces Pricing of $200 Million Offering of Non-Cumulative Perpetual Preferred Stock Depositary Shares

(October 22, 2020) - LANCASTER, Pa.—(BUSINESS WIRE)— Fulton Financial Corporation (NASDAQ: FULT) (“Fulton”) today announced the pricing of its public offering of 8,000,000 depositary shares (the “depositary shares”), each representing a 1/40th interest in a share of Fulton’s 5.125% Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series A, with a liquidation preference of $1,000 per share (equivalent to $25.00 per depositary share), for an aggregate offering amount of $200 million. Fulton has applied to list the depositary shares on the NASDAQ Global Select Market under the symbol “FULTP.”

Keefe, Bruyette & Woods, Inc., A Stifel Company, BofA Securities, Inc., Morgan Stanley & Co. LLC, Piper Sandler & Co. and Wells Fargo Securities, LLC acted as the joint book-running managers for the offering. PNC Capital Markets and Stephens Inc. acted as co-managers.

Fulton expects that the net proceeds of the offering will be $193.7 million, after deducting underwriting discounts and commissions and before deducting transaction expenses payable by Fulton. Fulton intends to use the net proceeds of the offering for general corporate purposes.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities, nor shall there be any sale of the securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The securities being offered have not been approved or disapproved by any regulatory authority, nor has any such authority passed upon the accuracy or adequacy of the prospectus supplement or the shelf registration statement or prospectus relating thereto.

The offering is being made only by means of a prospectus supplement and accompanying base prospectus. Fulton has filed a registration statement (File No. 333-249588), and a preliminary prospectus supplement to the prospectus contained in the registration statement with the U.S.

Securities and Exchange Commission (the “SEC”) for the depositary shares to which this communication relates and will file a final prospectus supplement relating to the depositary shares. Prospective investors should read the prospectus supplement and base prospectus in the registration statement and other documents Fulton has filed or will file with the SEC for more complete information about Fulton and the offering. You may obtain these documents for free by visiting EDGAR on the SEC’s website at http://www.sec.gov. Electronic copies of the final prospectus supplement, when available, and the accompanying base prospectus may be obtained by contacting Keefe, Bruyette & Woods, Inc., A Stifel Company at 1-800-966-1559; BofA Securities, Inc. at 1-800-294-1322; Morgan Stanley & Co. LLC at 1-866-718-1649; Piper Sandler & Co. by emailing fsg-dcm@psc.com; and Wells Fargo Securities, LLC at 1-800-645-3751.

About Fulton Financial Corporation

Fulton, a $25.5 billion, Lancaster, Pa.-based financial holding company, has approximately 3,400 employees and operates approximately 225 branches in Pennsylvania, Maryland, Delaware, New Jersey and Virginia through Fulton Bank, N.A.

Forward-Looking Statements

Statements made in this press release regarding the offering of the depositary shares are forward-looking statements. Fulton may be unable to close the offering on the anticipated date, or at all. Risks and other factors that could cause the offering not to be completed, or to be completed with different terms, include market conditions and volatility in the market price of Fulton’s publicly traded securities, as well as other risks listed from time to time in Fulton’s filings with the SEC, including but not limited to, Fulton’s annual and quarterly reports. Fulton has no obligation to revise or update any forward-looking statements, other than as imposed by law, as a result of future events or new information. Readers are cautioned not to place undue reliance on such forward-looking statements.